[LETTERHEAD]
                             DECHERT PRICE & ROADS




                                December 5, 1997

                         Opinion and Consent of Counsel

Blue Ridge Funds Trust
105 North Washington Street
Post Office Drawer 69
Rocky Mount, North Carolina 27802-0069


Dear Gentlemen:

This opinion is given in connection with the filing by Blue Ridge Funds Trust, a Delaware business trust ("Trust"), of Pre-Effective Amendment No.1 to its Registration Statement on Form N-1A (the "Registration Statement") under the Securities Act of 1933, as amended ("1933 Act") and Amendment No. 1 to the Trust's Registration Statement on Form N-1A under the Investment Company Act of 1940, as amended ("the "1940 Act") relating to an indefinite amount of its authorized shares of beneficial interest, at a par value of $.01 per shares. The Trust's authorized shares of beneficial interest currently relate only to a separate series of the Trust, the Blue Ridge Total Return Fund, and such authorized shares are hereinafter referred to as the "Shares."

         We have examined the following: the Trust's Certificate of Trust as filed with the Secretary of State of the State of Delaware on September 30, 1997; the Trust's Declaration of Trust; its By-Laws; its Board of Trustees resolutions dated November 21, 1997; the form of the Registration Statement under the 1933 Act and the 1940 Act to be filed on December 5, 1997; pertinent provisions of the laws of the State of Delaware; and such other corporate records, certificates, documents and statutes that we have deemed relevant in order to render the opinion expressed herein.

         Based on such examination, we are of the opinion that:

         1. The Trust is a Delaware business trust duly organized, validly existing, and in good standing under the laws of the State of Delaware; and

         2. The Shares to be offered for sale by the Trust, when issued in the manner contemplate by the Registration Statement, will be legally issued, fully-paid and non-assessable.

         This letter expresses our opinion as to the Delaware Business Trust Act governing matters such as the due organization of the Trust and the authorization and issuance of the Shares, but does not extend to the securities or "Blue Sky" laws of the State of Delaware or to federal securities or other laws.

         We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to Dechert Price & Rhoads under the caption "Counsel and Independent Public Accountants " in the Prospectus.

                                                     Very truly yours



                                                     DECHERT PRICE & RHOADS